Filed Pursuant to Rule 433
Registration No. 333-86360
Fifth Third Bancorp
$250,000,000 Floating Rate Subordinated Notes
Due 2016
Summary of Terms

Issuer	Fifth Third Bancorp

Expected Ratings	A1 / A / A+

Note Type	Subordinated Notes

Trade Date	December 13, 2006

Settlement Date (T+5 days)	December 20, 2006

Maturity Date	December 20, 2016

Principal Amount	$250,000,000

Price to Investors	100%, plus accrued interest, if any, from December 20, 2006

Underwriters’ Discount	0.45%

All-in Price	99.55%, plus accrued interest, if any, from December 20, 2006

Net Proceeds	$248,875,000

Pricing Benchmark	LIBOR, determined by Telerate 3750

Designated LIBOR Currency	U.S. Dollars

Index Maturity	Three months

Coupon	3M LIBOR + 42 bps

Interest Payment Period	Quarterly

Interest Payment Dates	Quarterly on each March 20, June 20, September 20 and December 20 of each year, commencing March 20, 2007 and ending on the Maturity
Date

Initial Interest Rate	To be determined two London Business Days prior to settlement date

Interest Reset Periods and Dates	Quarterly, on each Interest Payment Date

Interest Determination Dates	Two London Business Days prior to each Interest Payment Date

Day Count Convention	Actual / 360

Payment Business Days	New York, London

Payment Convention	Modified Following

Denominations	Minimum denominations of $5,000 with increments of $1,000 thereafter

Bookrunners	Banc of America Securities LLC, Citigroup Global Markets Inc.,
Goldman, Sachs & Co.

Co-Managers	Credit Suisse, Fifth Third Securities, Inc., UBS Securities LLC, BNY
Capital Markets, Inc., Lehman Brothers, Morgan Stanley, Wachovia
Securities

Billing and Delivery Agent	Goldman, Sachs & Co.

Listing	None

CUSIP Number	316773 CG 3

Fifth Third Bancorp has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Fifth Third Bancorp and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Citigroup Global Markets Inc., and Goldman, Sachs & Co. will arrange to send you these documents if you call them by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

Fifth Third Bancorp
$500,000,000 5.45% Subordinated Notes
Due 2017
Summary of Terms

Issuer	Fifth Third Bancorp

Expected Ratings	A1 / A / A+

Note Type	Subordinated Notes

Trade Date	December 13, 2006

Settlement Date (T+5 days)	December 20, 2006

Maturity Date	January 15, 2017 (Sunday)

Principal Amount	$500,000,000

Price to Investors	99.65%, plus accrued interest, if any, from December 20, 2006

Underwriters’ Discount	0.45%

All-in Price	99.20%, plus accrued interest, if any, from December 20, 2006

Net Proceeds	$496,000,000

Pricing Benchmark	4.625% UST due 11/2016

Benchmark Yield	4.565%

Spread to Benchmark	T+93 bps

Re-offer Yield	5.495%

Coupon	5.45% per annum

Interest Payment Dates	Semi-annually on each January 15 and July 15 of each year, commencing
July 15, 2007 and ending on the Maturity Date

Day Count Convention	30/360

Payment Convention	If any Interest Payment Date or the Maturity Date of the Notes falls on a day which is not a business day, the related payment of principal of or interest on the Notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such Interest Payment Date or Maturity Date, as the case may be

Denominations	Minimum denominations of $5,000 with increments of $1,000 thereafter

Bookrunners	Banc of America Securities LLC, Citigroup Global Markets Inc.,
Goldman, Sachs & Co.

Co-Managers	Credit Suisse, Fifth Third Securities, Inc., UBS Securities LLC, BNY
Capital Markets, Inc., Lehman Brothers, Morgan Stanley, Wachovia
Securities

Billing and Delivery Agent	Goldman, Sachs & Co.

Listing	None

CUSIP Number	316773 CF 5

Fifth Third Bancorp has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Fifth Third Bancorp and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Citigroup Global Markets Inc., and Goldman, Sachs & Co. will arrange to send you these documents if you call them by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.